        Exhibit 3.5
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION OF
SERIES B CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.0001,
OF
FLYEXCLUSIVE, INC.
flyExclusive, Inc, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Company”), hereby certifies:
FIRST: The Company’s Certificate of Designation of Series B Convertible Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on August 8, 2024.
SECOND: This Certificate of Amendment to the Certificate of Designation amends the Certificate of Designation as set forth below, was duly adopted by the board of directors of the Company in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and has been adopted and approved by the holders of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share.
THIRD: Section 1(a) of the Certificate of Designation is amended in its entirety as follows:
(a) Series B Preferred Stock. A total of 29,737 shares of Preferred Stock, with a par value of $0.0001 per share, shall be designated as a series known as “Series B Convertible Preferred Stock”, with each such share having an initial Stated Value of $1,000 per share (the “Series B Preferred Stock”), which Series B Preferred Stock will have the respective designations, powers, preferences and relative, participating, optional, or other rights, and the qualifications, limitations and restrictions set forth in this Certificate of Designation.
FOURTH: Section 5(f) of the Certificate of Designation is amended in its entirety as follows:
(f) Principal Trading Market Limitation. The Company has obtained the approval of the Company’s stockholders in accordance with the applicable rules of the Principal Trading Market for issuances of Class A Common Stock in respect of the 2024 Series B Preferred Stock in excess of the 2024 Principal Market Limitation (as defined below). Unless the approval of the Company’s stockholders is not required by the applicable rules of the Principal Trading Market for issuances of Class A Common Stock in excess of the 2025 Principal Market Limitation (as defined below), or the Company has obtained such approval, the Company shall not issue any shares of Class A Common Stock upon conversion of or otherwise in respect of the 2025 Series B Preferred Stock to the extent that, after giving effect to the issuance of such shares of Class A Common Stock (taken together with the issuance of all other shares of Class A Common Stock to such Holder upon exercise of any 2025 Warrants), the Holder would have received in respect of its shares of 2025 Series B Preferred Stock and 2025 Warrants in excess of its pro rata share of the 2025 Principal Market Limitation (as defined below). The “2024 Principal Market Limitation” shall be 19.99% of the number of shares of the Class A Common Stock (excluding any treasury shares of the Company) issued and outstanding immediately before August 8, 2024. The “2025 Principal Market Limitation” shall be 19.99% of the number of shares of the Class A Common Stock (excluding any treasury shares of the Company) issued and outstanding immediately before March 21, 2025. In the event that the Company is prohibited from issuing any shares of Class A Common Stock pursuant to this Section 5(f) (such prohibited shares of Class A Common Stock, the “Exchange Cap Shares”) to a Holder, the Company shall pay cash to such Holder in exchange for the redemption of such number of shares of Series B Preferred Stock held by such Holder that are not convertible pursuant to this Section 5(f) in an amount equal to the product of (x) such number of Exchange Cap Shares and (y) the VWAP on the Trading Day immediately preceding the Automatic Conversion Date (collectively, the “Exchange Cap Share Cancellation Amount”). The limitations contained in this paragraph shall apply to a successor Holder.
FIFTH: The definition of “Purchase Agreement” in Section 20 of the Certificate of Designation is amended in its entirety as follows:

“Purchase Agreement” means the Securities Purchase Agreement, entered into as of August 8, 2024, by and among the Company, EnTrust Emerald (Cayman) LP and EG Sponsor LLC, and the Securities Purchase Agreement, entered into as of March 21, 2025, by and among the Company and EG Sponsor LLC.
SIXTH: The definition of “Warrants” in Section 20 of the Certificate of Designation is amended in its entirety as follows:
“Warrants” shall mean the 2024 Warrants and the 2025 Warrants, and shall include all warrants issued in exchange therefor or replacement thereof.
SEVENTH: The following definitions shall be added to Section 20 of the Certificate of Designations:
“2024 Series B Preferred Stock” shall mean the shares of Series B Preferred Stock issued on August 8, 2024 and August 14, 2024.
“2025 Series B Preferred Stock” shall be the shares of Series B Preferred Stock issued on March 20, 2025.
“2024 Warrants” means the warrants to purchase Class A Common Stock issued on August 8, 2024 and August 14, 2024.
“2025 Warrants” means the warrants to purchase Class A Common Stock issued on March 21, 2025.
EIGHTH: Except as expressly modified by this Certificate of Amendment, the Certificate of Designation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to Certificate of Designation to be signed by a duly authorized officer this 21 day of March 2025.
FLYEXCLUSIVE, INC.
By:    /s/ Bradley G. Garner
    Name: Bradley G. Garner
    Title: Chief Financial Officer
    [Signature Page to Series B Certificate of Designation]